Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

FIRST QUARTER 2017 RESULTS

BOSTON, MA (4/26/17) — The Boston Beer Company, Inc. (NYSE: SAM) reported first quarter 2017 net revenue of $161.7 million, a decrease of $27.1 million or 14% from the same period last year, mainly due to a decline in shipments of 15%, partially offset by price increases. Net income for the first quarter was $5.7 million, or $0.45 per diluted share, a decrease of $1.3 million or $0.08 per diluted share from the first quarter of 2016. This decrease was primarily due to decreases in net revenue and a decrease in gross margin that were only partially offset by decreases in operating expenses and a tax benefit of $0.28 per diluted share resulting from the adoption of the new Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-09”), which was effective for the company on January 1, 2017.

Highlights of this release include:

•	Depletions decreased 14% from the comparable 13-week period in 2016.

•	Full-year depletion and shipment change continues to be estimated at between minus 7% and plus 1%. The 2017 fiscal year includes 52 weeks compared to the 2016 fiscal year which included 53 weeks.

•	First quarter gross margin was 47.2% compared to 48.5% in the first quarter of 2016 and the Company maintains its full year gross margin target of between 51% and 52%.

•	Advertising, promotional and selling expenses in the first quarter decreased $5.5 million or 9% compared to the first quarter of 2016, primarily due to lower point-of-sale spending and freight to distributors.

•	Based on current spending and investment plans, estimated full year 2017 earnings per diluted share remains at between $4.20 and $6.20, excluding the impact of ASU 2016-09.

Jim Koch, Chairman and Founder of the Company, commented, “Our total company depletions continued to decline in the first quarter. These declines were mostly caused by weakness in the Samuel Adams brand, especially our seasonal beers, and a general softening of the craft beer category that continues to be very competitive. New craft brewers continue to enter the market and existing craft brewers are expanding their distribution and tap rooms, with the result that drinkers are seeing more choices. During the quarter, we introduced several new beers, including our second spring seasonal, Samuel Adams Fresh as Helles, Samuel Adams Rebel Juiced IPA and a refreshed Samuel Adams Rebel IPA. We are currently rolling out our summer seasonal, Samuel Adams Summer Ale, which is now in its twenty-second year and is still the leading summer seasonal beer in the craft industry. We believe that we are well positioned to meet the longer-term challenges of this competitive environment, through the quality of our beers, our innovation capability and our sales execution strength, coupled with our strong financial position that enables us to invest in growing our brands. Our leadership team is making strides to address these challenges and, in our search to find a successor to Martin, who has announced plans to retire in 2018, our Board is focused on identifying someone to lead this team who will be able to harness and accelerate the positive steps that we are taking. I am excited by the opportunities ahead of us and continue to be optimistic about our future.”

Martin Roper, the Company’s President and CEO stated, “Our depletions decline in the first quarter was primarily due to decreases in our Samuel Adams and Angry Orchard brands that were only partially offset by increases in our Twisted Tea and Truly Spiked & Sparkling brands. We are excited that Twisted Tea continues to grow distribution and pull, and that Truly Spiked & Sparkling is well positioned as a leader in the emerging segment of hard sparkling water. Most of our volume declines for the quarter resulted from the underperformance of our 2017 spring seasonals, Samuel Adams Hopscape and Samuel Adams Fresh as Helles, compared to Samuel Adams Cold Snap last year. The weakness in our two new spring seasonals seems to have resulted from a combination of drinker confusion at retail, acceptability of these seasonal beer styles and the timing of our seasonal transitions compared to last year. We took our learnings from Hopscape and applied them to Fresh as Helles and saw improved pull, but still significantly lower volumes than our seasonal volumes during those same weeks last year. The Angry Orchard and cider category trends, while declining, continue to improve and we have maintained our high share of off-premise tracked channels. The second quarter will see several investments including new and increased Angry Orchard media, Samuel Adams Summer Ale specific media and programming, significant media investment for Truly Spiked & Sparkling, and tactical pricing in key markets to address competitor initiatives and secure key holiday activation. The trends for larger craft beer brands and the cider category remain very difficult to predict and, as a result, we have maintained our broad guidance on full year depletion volumes and earnings. We are optimistic for future craft beer and cider category growth and we are taking steps to ensure that we are well positioned to benefit from that growth. We are committed to investing in the opportunities that we see with all our brands and remain prepared to forsake short-term earnings, as we invest to return to long-term profitable growth.”

Mr. Roper continued, “Our priorities for 2017 remain unchanged. Our number one priority is returning both Samuel Adams and Angry Orchard to growth through continued packaging, innovation, promotion and brand communication initiatives, while maintaining Twisted Tea’s momentum. Our second priority is a focus on cost savings and efficiency projects to fund the investments needed to grow our brands, including the increased investments planned in the second quarter. We have adjusted our organization to the new volume environment, while preserving the capability to innovate and return to growth. This includes adjusting short-term brewery capacity, organizational alignment behind brand and market priorities, changes to our spending policies and behaviors, and significant improvement in yields and efficiency across our supply chain. Based on these efforts, we are maintaining our previously stated goal of increasing our gross margins by about one percentage point per year over the next three years, before any mix or volume impacts, while preserving our quality and improving our service levels. Our third priority is long-term innovation, where our current focus is ensuring that Truly Spiked & Sparkling maintains its leadership position in its segment and reaches its full potential.”

1st Quarter 2017 Summary of Results

Depletions declined 14% from the comparable 13-week period in the prior year. Shipment volume was approximately 707,000 barrels, a 15% decrease from the comparable 13-week period in the prior year.

The Company believes distributor inventory as of April 1, 2017 was at an appropriate level. Inventory as of April 1, 2017 at distributors participating in the Freshest Beer Program decreased slightly in terms of days of inventory on hand when compared to March 26, 2016. The Company has approximately 78% of its volume on the Freshest Beer Program.

Gross margin at 47.2% decreased from the 48.5% margin realized in the first quarter of 2016, primarily due to unfavorable fixed cost absorption and product mix effects, partially offset by cost saving initiatives in the Company’s breweries and price increases.

Advertising, promotional and selling expenses decreased $5.5 million compared to the first quarter of 2016, primarily due to lower point-of-sale costs and freight to distributors.

General and administrative expenses decreased by $2.5 million from the first quarter of 2016, primarily due to decreases in stock compensation, salaries and benefits and consulting costs.

During the first quarter, the Company recorded a net income tax benefit of $1.7 million, which consists of a $3.6 million tax benefit related to stock option exercises upon the adoption of ASU 2016-09, partially offset by other income tax expense of $1.9 million. The Company’s effective tax rate for the first quarter, excluding the impact of the adoption of ASU 2016-09, increased to 46.8% from 36.3% in the first quarter of 2016.

The Company expects that its April 1, 2017 cash balance of $59.9 million, together with its future operating cash flows and its available $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the first quarter and the period from April 2, 2017 through April 21, 2017, the Company repurchased approximately 283,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $43.3 million. As of April 21, 2017, the Company had approximately $130.0 million remaining on the $781.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the fifteen weeks ended April 15, 2017 are estimated by the Company to have decreased approximately 13% from the comparable period in 2016.

Fiscal 2017 Outlook

The Company currently projects full year 2017 earnings per diluted share to be between $4.20 and $6.20, reflecting the uncertain volume outlook. This projection excludes the impact of ASU 2016-09. The Company’s actual 2017 earnings per share could vary significantly from the current projection. The 2017 fiscal year includes 52 weeks compared to the 2016 fiscal year which included 53 weeks. Underlying the Company’s current 2017 projection are the following full-year estimates and targets:

•	Depletions and shipments percentage change of between minus 7% and plus 1%.

•	National price increases of between 1% and 2%.

•	Gross margin of between 51% and 52%, increasing during the year due to progress on the cost saving initiatives.

•	Increased investments in advertising, promotional and selling expenses of between $20 million and $30 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Effective tax rate of approximately 37%, excluding the impact of ASU 2016-09. The Company is not planning to provide forward guidance on the impact that ASU 2016-09 will have on the Company’s 2017 financial statements and full-year effective tax rate, as this will mainly depend upon unpredictable future events, including the timing and value realized upon the exercise of stock options versus the fair value of those options when granted.

•	Estimated capital spending of between $30 million and $50 million, most of which relates to continued investments in the Company’s breweries. This estimate is a decrease from the previously communicated range of $40 million to $60 million.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, Truly Spiked & Sparkling, as well as several other craft beer brands brewed by A&S Brewing, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 31, 2016 and December 26, 2015. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, April 26, 2017

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended
	April 1, 2017	March 26, 2016
Barrels sold	707	834

Revenue	$172,437	$202,009
Less excise taxes	10,742	13,182

Net revenue	161,695	188,827
Cost of goods sold	85,351	97,296

Gross profit	76,344	91,531
Operating expenses:
Advertising, promotional and selling expenses	53,754	59,249
General and administrative expenses	18,562	21,045

Total operating expenses	72,316	80,294

Operating income	4,028	11,237
Other income (expense), net:
Interest income, net	84	23
Other expense, net	(72)	(219)

Total other income (expense), net	12	(196)

Income before income tax (benefit) provision	4,040	11,041
Income tax (benefit) provision	(1,671)	4,009

Net income	$5,711	$7,032

Net income per common share - basic	$0.46	$0.55

Net income per common share - diluted	$0.45	$0.53

Weighted-average number of common shares - Class A basic	9,230	9,375

Weighted-average number of common shares - Class B basic	3,170	3,367

Weighted-average number of common shares - diluted	12,516	13,088

Net income	$5,711	$7,032

Other comprehensive income:
Foreign currency translation adjustment	—	(4)

Comprehensive income	$5,711	$7,028

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	April 1, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$59,893	$91,035
Accounts receivable, net of allowance for doubtful accounts of $4 and $0 as of April 1, 2017 and December 31, 2016, respectively	35,314	36,694
Inventories	54,444	52,499
Prepaid expenses and other current assets	9,524	8,731
Income tax receivable	6,898	4,928

Total current assets	166,073	193,887

Property, plant and equipment, net	404,426	408,411
Other assets	12,773	9,965
Goodwill	3,683	3,683

Total assets	$586,955	$615,946

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$36,072	$40,585
Accrued expenses and other current liabilities	48,406	60,934

Total current liabilities	84,478	101,519

Deferred income taxes, net	57,378	57,261
Other liabilities	9,688	10,584

Total liabilities	151,544	169,364

Commitments and Contingencies

Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,245,882 and 9,170,956 issued and outstanding as of April 1, 2017 and December 31, 2016, respectively	92	92
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,097,355 and 3,197,355 issued and outstanding as of April 1, 2017 and December 31, 2016, respectively	31	32
Additional paid-in capital	366,297	349,913
Accumulated other comprehensive loss, net of tax	(1,102)	(1,103)
Retained earnings	70,093	97,648

Total stockholders' equity	435,411	446,582

Total liabilities and stockholders' equity	$586,955	$615,946

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

(in thousands)

(unaudited)

	Thirteen-weeks ended
	April 1, 2017	March 26, 2016
Cash flows (used in) provided by operating activities:
Net income	$5,711	$7,032
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	12,724	12,029
Loss on disposal of property, plant and equipment	27	303
Bad debt expense (recovery)	4	(33)
Stock-based compensation expense	1,581	2,686
Excess tax benefit from stock-based compensation arrangements	—	(3,839)
Deferred income taxes	117	351
Changes in operating assets and liabilities:
Accounts receivable	1,376	(6,166)
Inventories	(4,799)	(5,275)
Prepaid expenses, income tax receivable and other assets	(2,784)	8,165
Accounts payable	(6,254)	3,825
Accrued expenses and other current liabilities	(12,595)	(8,282)
Other liabilities	(148)	(1,529)

Net cash (used in) provided by operating activities	(5,040)	9,267

Cash flows used in investing activities:
Purchases of property, plant and equipment	(6,981)	(13,011)
Proceeds from disposal of property, plant and equipment	7	—
Decrease in restricted cash	16	56

Net cash used in investing activities	(6,958)	(12,955)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(33,268)	(63,775)
Proceeds from exercise of stock options	13,869	20,347
Cash paid on note payable	(60)	(58)
Excess tax benefit from stock-based compensation arrangements	—	3,839
Net proceeds from sale of investment shares	315	270

Net cash used in financing activities	(19,144)	(39,377)

Change in cash and cash equivalents	(31,142)	(43,065)

Cash and cash equivalents at beginning of year	91,035	94,193

Cash and cash equivalents at end of period	$59,893	$51,128

Supplemental disclosure of cash flow information:
Income taxes paid	$225	$1,963

Income taxes refunded	$2	$12,000

Increase in accounts payable for purchase of property, plant and equipment	$1,741	$1,628

Decrease in accounts payable for repurchase of Class A Common Stock	$—	$(3,000)

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com